Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan and the Wing Stop Holding Corporation 2010 Stock Option Plan of Wingstop Inc. of our report dated March 27, 2015 (except Note 19, as to which the date is June 2, 2015), with respect to the consolidated financial statements of Wingstop Inc. included in Amendment #3 to the Registration Statement (Form S-1 No. 333-203891) and related Prospectus of Wingstop Inc. (formerly Wing Stop Holding Corporation) and Subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 17, 2015